Exhibit 99.1

Ur-Energy Releases 2024 Year End Results

Littleton, Colorado (ACCESS Newswire – April 11, 2025) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2024, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR+ at www.sedarplus.ca. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, John Cash said: “The year 2024 and early 2025 have been marked by volatility in geopolitics and the uranium market as wars, threats of wars and trade issues have contributed to global uncertainty. As intended, the long-term contracts we signed beginning in 2022 largely insulate our revenue from these uncertainties while providing us with visibility to higher spot prices through hybrid contracts and uncommitted production. During the remainder of 2025, our primary objectives will be to continue to safely ramp up production at Lost Creek and finalize the buildout of our Shirley Basin mine so our constructed annual mine/mill capacity will increase to 2.2M pounds U3O8. Construction at Shirley Basin remains on schedule and we have made significant progress in hiring our senior site management. Efficiencies at Lost Creek continue to improve as our staff gain experience and maintenance and operations improve.

“To date, we have seen no impact from tariffs on our deliveries of product to our customers and we don’t foresee any impact since most, if not all, of our deliveries remain within the U.S. and uranium has largely been excluded from tariffs.  Similarly, we have seen little to no impact to date from tariffs on purchases of materials for construction at Shirley Basin, although we are closely monitoring the situation and making adjustments to vendors and purchase timing when necessary.”

Lost Creek Operations

Ramp up continued at Lost Creek in 2024 with six header houses coming online. Most recently, Header House (HH) 2-12 came online in late January 2025 and HH 2-13 was brought online in late March 2025. The average production solution head grade in Q4 2024 was 66.2 mg/L. We captured approximately 81,771 pounds U3O8 in Q4 2024, and a total of 265,746 pounds U3O8 in 2024. We drummed 74,006 pounds U3O8 in Q4 2024 and a total of 249,209 pounds U3O8 in 2024. Pounds captured increased from 103,487 pounds in 2023 to 265,746 pounds in 2024.

Financial Results

As of December 31, 2024, we had cash resources of $76.1 million as compared to $59.7 million on December 31, 2023. During 2024, we generated $99.9 million from financing activities, used $71.9 million for operating activities and $9.0 million for investing activities, and increased restricted cash by $2.5 million.

U3O8 Product Profit and Loss, and Production, and Ending Inventory1

The following two tables provide information on our U3O8 product profit and loss, and production, and ending inventory.

	Unit	2023	2024

U3O8 Product Profit (Loss) by Product Type

U3O8 Product Sales
Produced	$000	13,670	16,646
Non-produced	$000	3,658	16,500
	$000	17,328	33,146

U3O8 Product Cost
Produced	$000	6,261	13,914
Non-produced	$000	2,415	22,760
	$000	8,676	36,674

U3O8 Product Profit (Loss)
Produced	$000	7,409	2,732
Non-produced	$000	1,243	(6,260)
	$000	8,652	(3,528)

U3O8 Pounds Sold
Produced	lb	223,259	270,000
Non-produced	lb	56,741	300,000
	lb	280,000	570,000

U3O8 Price per Pound Sold
Produced	$/lb	61.23	61.65
Non-produced	$/lb	64.47	55.00
	$/lb	61.89	58.15

U3O8 Cost per Pound Sold
Produced	$/lb	28.04	51.53
Non-produced	$/lb	42.56	75.87
	$/lb	30.99	64.34

U3O8 Profit (Loss) per Pound Sold
Produced	$/lb	33.19	10.12
Non-produced	$/lb	21.91	(20.87)
	$/lb	30.90	(6.19)

U3O8 Profit (Loss) Margin per Pound Sold
Produced		54.2%	16.4%
Non-produced		34.0%	(37.9)%
		49.9%	(10.6)%

	Unit	2023	2024

U3O8 Production

Pounds captured	lb	103,487	265,746
Pounds drummed	lb	22,278	249,209
Pounds shipped	lb	—	239,849
Non-produced pounds purchased or borrowed	lb	—	550,000

U3O8 Ending Inventory

Pounds
In-process inventory	lb	82,033	39,169
Plant inventory	lb	22,278	33,919
Conversion inventory - produced	lb	43,790	12,239
Conversion inventory - non-produced	lb	—	250,000
	lb	148,101	335,327

Value
In-process inventory	$000	—	42
Plant inventory	$000	1,343	1,840
Conversion inventory - produced	$000	1,228	704
Conversion inventory - non-produced	$000	—	18,158
	$000	2,571	20,744

Cost per Pound
In-process inventory	$/lb	—	1.07

Plant inventory	$/lb	60.28	54.25

Conversion inventory:
Ad valorem and severance tax	$/lb	0.59	1.57
Cash cost	$/lb	18.60	46.83
Non-cash cost	$/lb	8.85	9.12
Conversion inventory - produced	$/lb	28.04	57.52
Conversion inventory - non-produced	$/lb	—	72.63
	$/lb	28.04	71.93

[1]

The U3O8 and cost per pound measures included in the above table do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

We sold a total of 570,000 pounds U3O8 in 2024 at an average price per pound sold of $58.15 and the average cost per pound sold was $64.34, which resulted in an average loss per pound sold of $6.19. In 2023, the average price per pound sold was $61.89 and the average cost per pound sold was $30.99, which resulted in an average profit per pound sold of $30.90 and an average profit margin of nearly 50%.

The 2023 average price per pound sold was better than the price received in 2024 due to the higher priced 2023 Department of Energy sale, as compared to lower priced 2024 sales contracts that were executed in 2022 when the long-term price was between $43 and $52 per pound.

The 2023 average cost per pound sold was better than the cost per pound sold in 2024 due to selling pounds in 2023 that had been produced years earlier at a lower average cost per pound when the mine was operating at higher, pre-ramp up, production levels as compared to selling pounds in 2024 that were captured and drummed during the ramp up period at a higher average cost per pound when the mine operated at lower, ramp up, production levels. The higher 2024 cost per pound sold was also driven by the sale of non-produced pounds, which were purchased and borrowed at an average cost of $75.87 per pound, leading to a loss per non-produced pound sold of $20.87. While lower than 2023, 2024 produced pounds sold generated a profit of $10.12 per pound sold.

Including NRV adjustments, the gross loss in the Consolidated Statements of Operations was $9.0 million and $1.7 million for the years ended December 31, 2024, and 2023, respectively. Excluding the NRV adjustments, the gross loss was $3.5 million in 2024 compared to a gross profit of $8.7 million in 2023.  NRV adjustments on produced inventory decreased from $10.7 million in 2023 to $3.5 million in 2024.  Total NRV adjustments in 2024, including $2.5 million of non-produced inventory NRV adjustments, were $6.0 million.

Year Ended December 31, 2024, Compared to Year Ended December 31, 2023

The following table summarizes the results of operations for the years ended December 31, 2024, and 2023:

(expressed in thousands of U.S. dollars, except per share and per pound data)

	Year Ended December 31,
	2024	2023	Change

Sales	33,706	17,679	16,027
Cost of sales	(42,679)	(19,365)	(23,314)
Gross loss	(8,973)	(1,686)	(7,287)

Operating costs	(54,116)	(29,156)	(24,960)
Operating loss	(63,089)	(30,842)	(32,247)

Net interest income	3,341	1,471	1,870
Mark to market gain (loss)	6,444	(1,586)	8,030
Foreign exchange gain	80	325	(245)
Other income (loss)	35	(24)	59
Net loss	(53,189)	(30,656)	(22,533)

Foreign currency translation adjustment	471	(547)	1,018
Comprehensive loss	(52,718)	(31,203)	(21,515)

Loss per common share:
Basic	(0.17)	(0.12)	(0.05)
Diluted	(0.17)	(0.12)	(0.05)

U3O8 pounds sold	570,000	280,000	290,000

U3O8 price per pound sold	58.15	61.89	(3.74)

U3O8 cost per pound sold	64.34	30.99	33.35

U3O8 profit (loss) per pound sold	(6.19)	30.90	(37.09)

2025: Looking Ahead

We currently have 21 drill rigs working at Lost Creek, which is sufficient for our present development requirements and our planned exploration programs in 2025, as well as initial deployment of rigs to Shirley Basin. We brought HH 2-12 online in January 2025 and brought HH 2-13 online in March 2025.

At present, we have a full complement of approximately 85 Lost Creek employees. We note that retention has improved in recent months, including within our Lost Creek management group. This has allowed us to better train our staff and place a greater focus on their safety. The Casper shop is functioning well and meeting our present header house development needs for Lost Creek and is in position to meet our development needs at Shirley Basin as we move towards production there.

While we experienced production challenges in 2024, we believe that many of the equipment and process issues are behind us in our ramp-up efforts at Lost Creek. Most recently, we completed significant repairs on Dryer #1 in Q4 2024 which allowed us to take Dryer #2 down in Q1 for maintenance, which is expected to be completed shortly.

By purchasing and borrowing inventory in Q4 2024, we took proactive measures to meet our 2024 delivery requirements and to establish a sufficient base inventory position for 2025. Subsequent to year end, we reached an agreement to defer delivery of 300,000 pounds U3O8 scheduled for sale in 2025; that delivery will now be made in 2026 H1. As a result of this agreement, we plan to deliver 440,000 pounds U3O8 in 2025 for approximately $27.1 million in sales proceeds.

As we continue to advance Lost Creek to steady-state operations, we believe these steps to increase our inventory position and manage our delivery commitments will best position us to timely meet our 2025 sales commitments, satisfy our physical uranium loan obligations, and position us to substantially increase our production capacity in 2026 and beyond with the addition of Shirley Basin, which we anticipate to occur in early 2026.

Our development and pre-construction efforts at Shirley Basin advanced well during 2024, with adept management of change to best incorporate historical infrastructure while obtaining significant cost savings as compared to new construction. The modular office building for the site is being constructed and is expected to be complete in 2025 Q3. Earthwork at the plant site is in progress with compaction expected to be completed in April to allow concrete work to begin in May. In 2025 Q2, we expect to return to wellfield development work and additional roadwork.

Hiring for Shirley Basin has begun with several key management positions already filled and with the training of several construction staff new hires in progress. We expect to benefit through lateral moves of staff from Lost Creek as well as continuing to train Shirley Basin staff with their counterparts at Lost Creek. Our phased hiring program is anticipated to allow for more thorough safety and task training of staff prior to commencement of operations.

We look forward to the commencement of operations at Shirley Basin, as it will diversify our production sources and further support our efforts to remain a leading U.S. uranium producer. We also anticipate restarting exploration programs to identify additional mineral resources and supplement future production.

As discussed, we have secured multi-year sales agreements with leading nuclear companies, including several which include market-related pricing components. We now have seven agreements that call for combined annual delivery of a base amount of 440,000 to 1,300,000 pounds of U3O8 from 2025 through 2030, with additional deliveries of 100,000 called for in 2032 and 2033. Sales prices are anticipated to be profitable on an all-in production cost basis and escalate annually from initial pricing.

Our cash position as of April 9, 2025, was $71.8 million.

As always, we will focus on maintaining safe and compliant operations.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and shipped approximately 2.8 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is advancing Shirley Basin construction and development following the March 2024 ‘go’ decision for the mine. We await the remaining regulatory authorization for the expansion of Lost Creek. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur-Energy’s common shares is on the NYSE American under the symbol “URG.” Ur-Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain operations at Lost Creek in a safe and compliant fashion; our ability to complete ramp up operations and increase production levels at Lost Creek to steady state; whether the measures we took in purchasing and borrowing inventory will be successful in allowing us to meet our contractual deliveries and to satisfy our physical inventory loan obligations; whether the sales prices in our contracts will be profitable on an all-in production cost basis; the determination of additional development and construction priorities at Lost Creek and Shirley Basin; whether we are able to construct the facilities at Shirley Basin to commence operations on time and on budget, including whether our Casper construction shop will meet all development needs of Shirley Basin and Lost Creek; whether or how ongoing trade and tariffs developments will impact our sales, operations or construction of Shirley Basin; and our ability to restart exploration programs and what results will be) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.